EXHIBIT 5.1

Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304

___________, 2004

ZipRealty, Inc.
2000 Powell Street, Suite 1555
Emeryville, CA 94608

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 (Registration No. 333-115657) filed by you with the Securities and Exchange Commission on May 20, 2004, as amended (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to ____________ shares of your common stock (the “Shares”). The Shares include an over-allotment option granted to the underwriters of the offering to purchase ____________ shares of common stock. We understand that the Shares are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to the Underwriting Agreement filed as an exhibit thereto. As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

     It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI Professional Corporation